EXHIBIT 10.10

Description of Director Compensation

Directors who are employees of YuMe, Inc. (“YuMe”) do not receive compensation from YuMe for the services they provide as directors.  Each non-employee member of the board of directors will be eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards as follows:

Position	Retainer
Board Member	$30,000
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating and Governance Committee Chair	5,000
Audit Committee Member	7,500
Compensation Committee Member	5,000
Nominating and Governance Committee Member	2,500

Equity awards will consist of an initial stock option grant, upon first appointment to our board of directors, with a Black-Scholes value of $125,000, and annual awards at each meeting of the stockholders thereafter with a Black-Scholes value of $70,000. Such options will be granted with an exercise price equal to the fair market value of YuMe’s common stock on the date of grant and vest over three years after the grant date (for initial grants) or one year after the grant date (for annual grants).